                                                                    EXHIBIT 11.1

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED   SIX MONTHS ENDED
                                                                    APRIL 30,          APRIL 30,
                                                              ------------------   ----------------
                                                                 1997     1996     1997      1996
                                                              ---------  -------  -------  --------
Weighted average shares outstanding.........................     21,833   21,496   21,783   21,471
Common equivalent shares from stock options.................        432      417      457      461
                                                              ---------  -------  -------  --------
Number of shares used in computing per share amounts........     22,265   21,913   22,240   21,932
                                                              =========  =======  =======  ========

Net income..................................................    $ 3,286  $11,329  $ 4,340  $21,873
                                                              =========  =======  =======  ========

Net income per share........................................    $  0.15  $  0.52  $  0.20  $  1.00
                                                              =========  =======  =======  ========

                                      22